EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Third Quarter 2009

Salt Lake City, Utah - In the third calendar quarter (3Q) 2009 and three quarters year-to-date, or nine months (9M) of 2009, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:

	3Q (July – September)	9M (January – September)
Sales:	( 7%)	(8%)
Gross Profit:	(11%)	(11%)
Operating Income:	(19%)	(14%)
Net Income:	(11%)	(16%)
Earnings Per Share:	( 5%)	(10%)

In 3Q 2009 and 9M 2009, UTMD achieved the following profit margins:
	3Q 2009 (July – September)	9M 2009 (January – September)
Gross Profit Margin (gross profits/ sales):	52.4%	53.2%
Operating Profit Margin (operating profits/ sales):	35.7%	36.3%
Net Profit Margin (profit after taxes/ sales):	24.2%	24.3%

Comments by UTMD’s CEO Kevin Cornwell:
“Although 3Q 2009 financial results were disappointing when compared to 3Q 2008, UTMD’s performance did improve relative to the first half of the year. As a result, I expect that UTMD will be able to achieve closer to the top than the bottom of the $1.71 - $1.75 eps range previously projected for the calendar year 2009. In 4Q 2009, we expect to see a positive change in income statement categories compared to 4Q 2008 yielding final sales and eps 6-7% lower for 2009 as a whole compared to 2008.  Even in this disappointing year, in my view, UTMD will have maintained excellent profitability and returns to shareholders.

Because our policy is to let performance speak for itself, UTMD hasn’t had much to discuss with shareholders about marketing and new product development initiatives in 2009.  Nevertheless, I am optimistic that projects underway have the potential to improve financial results in 2010.”

For 9M 2009, domestic direct sales, comprised of sales to finished device end-users, were down 4% compared to 9M 2008.  Domestic direct sales of obstetric devices, the product category most affected by restrictive GPO agreements, declined $498,000 (10%). Domestic direct sales of neonatal devices declined $62,000 (1%), and domestic direct electrosurgery sales were essentially the same. U.S. OEM sales, sales of components to other companies, declined $34,000 (3%) compared to 9M 2008.

International sales improved in 3Q 2009 from the prior quarter despite the fact that UTMD’s largest international customer in 2008 still has not purchased DPT kits or sensors this year. In 9M 2008, this international OEM customer purchased $1,301,000, which represents 74% of UTMD’s 9M 2009 total consolidated sales decline compared to 9M 2008.

Comparing 9M 2009 to 9M 2008 global sales in product categories, blood pressure monitoring/ components (BPM) sales were down 23%, neonatal device sales were about the same, gynecology/ electrosurgery device sales were up 2% and obstetrics device sales were down 10%. The loss of sales to UTMD’s largest international customer were all in the BPM category and were all manufactured in UTMD’s Ireland facility. In 9M 2009, UTMD Ireland trade shipments were 24% lower in US Dollar terms and 16% lower in Euro terms.

The average 9M 2009 gross profit margin (GPM) was 1.6 percentage points lower than in 9M 2008. In addition to less absorption of overhead costs on lower sales volume, higher raw material costs and lower average unit selling prices in a very competitive U.S. hospital market, two additional factors lowered average GPM about one full percentage point in 3Q 2009 as a result of shipping an unusually large China customer order from UTMD Ltd.:  1) WIP/FG inventories in Ireland declined substantially, which reduced fixed overhead absorption and magnified fixed overhead costs in Ireland at a USD rate that was higher than when the inventory was built earlier in the year, and 2) since the unit prices had been previously fixed in USD terms as part of a long term supply agreement, and manufacturing costs were incurred in EURO terms, the weaker USD reduced the profitability of the shipment. In order to keep people in Ireland employed, this was an exception to the rule that UTMD builds product in Ireland where prices are fixed in EURO, and in the U.S. where prices are fixed in USD.  Some adjustments in operations were made in 3Q including a six percent layoff of U.S. employees and purchase of new production equipment which will not begin to help GPM results until the 4Q.

Operating expenses were $151,000 lower in 9M 2009 than in 9M 2008, but they were $119,000 higher in 3Q 2009 than in 3Q 2008, yielding the only 3Q income statement category (operating profit) which did not improve relative to 1H 2009 performance.  This was due to an extraordinary $250,000 adjustment (reduction) in accrued senior management bonuses in 3Q 2008 that did not recur in 3Q 2009.

In 9M 2009, lower net income relative to 9M 2008 was leveraged by a higher income tax provision rate of 34.6% compared to the tax provision rate of 32.7% of EBT in 9M 2008. The difference was due to one-time refunds in 2008 on amended 2004-2006 income tax returns for Ireland, and the fact that Ireland earnings before taxes (EBT), taxed at a much lower rate than U.S. EBT, were down more than U.S. EBT.  However, the tax provision rate in 9M 2009 was more comparable to an expected income tax rate for the amount of profits typically generated by UTMD. For example, the income tax provision rate in 9M 2007 was 34.7%.

EPS declined less than net income because diluted shares used to calculate EPS declined 7.4% from 3,914,622 for 9M 2008 to 3,623,646 for 9M 2009, primarily as a result of share repurchases in 4Q 2008 when UTMD’s stock price declined substantially. UTMD’s most recent closing share price on October 21 is 29% higher than the average cost of share repurchases in 4Q 2008.  The most recent four calendar quarters’ eps were $1.72.

UTMD’s September 30, 2009 balance sheet remained strong. Cash and investments balances increased by $2 million from the end of the 2Q 2009 primarily because UTMD decreased its inventories and did not repurchase stock in 3Q 2009 while it maintained excellent overall profitability. UTMD did, however, continue to increase capital expenditures for facilities and equipment, as well as new technology that will aid future performance.  Capital expenditures in 9M 2009 were $443,000 compared to $194,000 in 9M 2008. An increased rate of capital investment will continue as UTMD will expand its Midvale facility to take advantage of current attractive construction costs. Compared to the end of 2008, cash and investments balances as of September 30 are $3 million higher while the rest of current assets are about the same.  Despite its much lower performance in 2009 and a weaker USD, UTMD Ltd in Ireland has maintained a positive cash flow that has allowed a methodical reduction of the Note Payable balance, UTMD’s only debt.

Financial ratios follow:
1)  Current Ratio (including the current portion of Ireland loan) = 8.8
2)  Days in Receivables (based on 3Q sales activity) = 40
3) Average Inventory Turns (based on 3Q CGS) = 3.1
4) Year-to-Date ROE = 17% (prior to dividend payments)
                                     =   8% (after payment of shareholder dividends)

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 33,000 in 3Q 2009 compared to 36,100 in 3Q 2008, and 17,600 in 9M 2009 compared to 39,200 in 9M 2008.  The actual number of outstanding shares at the end of 3Q 2009 was 3,610,400 which included 3Q employee option exercises of 4,000 shares.  The total number of outstanding unexercised options at September 30, 2009 was about 243,800 shares at an average exercise price of $23.94/ share, including shares awarded but not vested. This compares to 210,400 option shares outstanding at the end of 3Q 2008 at an average exercise price of $23.10/ share.

Investors are cautioned that this press release contains forward looking statements, and that actual results or events may differ from those projected.  Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2009 will be filed with the SEC by November 10.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):
	3Q 2009	3Q 2008	Percent Change
Net Sales	$ 6,673	$ 7,181	(7.1%)
Gross Profit	3,500	3,937	(11.1%)
Operating Income	2,384	2,940	(18.9%)
Income Before Tax	2,445	2,727	(10.4%)
Net Income	1,615	1,820	(11.3%)
Earnings Per Share	$ 0.443	$ 0.467	(5.0%)
Shares Outstanding (diluted)	3,642	3,900

INCOME STATEMENT, 3 Quarters Year-to-Date (9 months ended September 30)
(in thousands except earnings per share):
	9M 2009	9M 2008	Percent Change
Net Sales	$ 19,424	$ 21,185	(8.3%)
Gross Profit	10,335	11,608	(11.0%)
Operating Income	7,056	8,178	(13.7%)
Income Before Tax	7,204	8,357	(13.8%)
Net Income	4,711	5,628	(16.3%)
Earnings Per Share	$ 1.300	$ 1.438	(9.6%)
Shares Outstanding (diluted)	3,624	3,915

BALANCE SHEET
(in thousands)	(unaudited) SEP 30, 2009	(unaudited) JUN 30, 2009	(audited) DEC 31, 2008	(unaudited) SEP 30, 2008
Assets
Cash & Investments	$ 18,970	$ 17,041	$ 16,025	$ 22,395
Accts & Other Receivables, Net	3,183	3,172	3,517	3,694
Inventories	3,862	4,158	3,275	3,615
Other Current Assets	449	590	463	501
Total Current Assets	26,464	24,961	23,280	30,205
Property & Equipment, Net	8,317	8,133	8,127	8,278
Intangible Assets, Net	7,397	7,401	7,414	7,417
Total Assets	$ 42,178	$ 40,495	$ 38,821	$ 45,900
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$ 2,733	$ 2,108	$ 1,503	$ 2,846
Current Portion of Note Payable	262	257	265	298
Total Current Liabilities	2,995	2,365	1,768	3,144
Note Payable (excluding current portion)	1,465	1,513	1,828	2,296
Deferred Income Taxes	429	420	420	379
Stockholders’ Equity	37,289	36,197	34,805	40,081
Total Liabilities & Shareholders’ Equity	$ 42,178	$ 40,495	$ 38,821	$ 45,900